AGREEMENT AND PLAN OF MERGER

by and among

TWINLAB CONSOLIDATED HOLDINGS, INC.

TCC MERGER CO

and

TWINLAB CONSOLIDATION CORPORATION

Dated as of September 4, 2014

TABLE OF CONTENTS

ARTICLE I DESCRIPTION OF TRANSACTION[2]
1.1        Merger of Merger Sub with and into the Company [2]
1.2        Effects of the Merger [2]
1.3        Closing; Effective Time [2]
1.4        Certificate of Incorporation; Bylaws; Officers [2]
1.5        Conversion of Shares. [2]
1.6        Dissenting Shares [3]
1.7        Closing of the Company’s Transfer Books [3]
1.8        Further Assurances; Taking of Further Action [4]
1.9        Exchange of Certificates. [4]
1.10      Treatment of Management Incentive Plan [5]

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY[5]
2.1        Subsidiaries; Due Organization. [5]
2.2        Authority; Binding Nature of Agreement [6]
2.3        Capitalization. [6]
2.4        Financial Statements [6]
2.5        Limited Operations [6]
2.6        Title to Assets [7]
2.7        Governmental Authorizations [7]
2.8        Employee and Labor Matters; Benefit Plans. [7]
2.9        Insurance [8]
2.10      Legal Proceedings; Orders [8]
2.11      Non-Contravention; Consents [8]
2.12      Financial Advisor [9]
2.13      No Additional Representations. [9]

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB[10]
3.1        Subsidiaries; Due Organization. [10]
3.2        Authority; Binding Nature of Agreement [11]
3.3        Capitalization. [11]
3.4        SEC Filings; Financial Statements. [12]
3.5        Absence of Undisclosed Liabilities [14]
3.6        Absence of Changes [14]
3.7        Assets [14]
3.8        Loans [14]
3.9        Contracts and Commitments; No Default [14]
3.10      Compliance with Legal Requirements [15]
3.11      Governmental Authorizations [15]
3.12      Tax Matters [15]
3.13      Employee Matters; Benefit Plans [15]
3.14      Insurance [15]
3.15      Legal Proceedings; Orders. [15]
3.16      No Vote Required [16]
3.17      Non-Contravention; Consents [16]
3.18      Financial Advisor [17]

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3.19        No Additional Representations. [17]
3.20        Merger Sub [17]
3.21        Valid Issuance [18]
3.22        No Ownership of Company Shares [18]

ARTICLE IV CERTAIN COVENANTS OF THE PARTIES[18]
4.1        Access and Investigation [18]

ARTICLE V ADDITIONAL COVENANTS OF THE PARTIES[INSERT PAGE NUMBER]
5.1        Exemption from Registration [18]
5.2        Regulatory Approvals and Related Matters. [19]
5.3        Disclosure [20]
5.4        Obligations of Merger Sub [20]
5.5        Resignation of Directors and Officers [20]
5.6        Appointment of Directors and Officers of Parent and Surviving Company [20]
5.7        Section 16 Matters [20]
5.8        Internal Controls [20]
5.9        Takeover Statutes [21]
5.10      Supplement to Disclosure Schedules [21]
5.11      Registration Rights Agreement [21]

ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB[22]
6.1        Accuracy of Representations [22]
6.2        Performance of Covenants [22]
6.3        Investor Documents [22]
6.4        Documents [22]
6.5        No Company Material Adverse Effect [22]
6.6        No Restraints [22]
6.7        Legal Actions [22]
6.8        Company Stockholder Approval [22]

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY[INSERT PAGE NUMBER]
7.1        Accuracy of Representations [INSERT PAGE NUMBER]
7.2        Performance of Covenants [INSERT PAGE NUMBER]
7.3        Documents [INSERT PAGE NUMBER]
7.4        No Parent Material Adverse Effect [INSERT PAGE NUMBER]
7.5        No Restraints [INSERT PAGE NUMBER]
7.6        Derivative Actions [23]
7.7        Resignation and Appointment of Directors and Officers [23]
7.8        Company Stockholder Approval [24]

ARTICLE VIII TERMINATION[24]
8.1        Termination [24]
8.2        Effect of Termination [25]
8.3        Termination Fee; Expenses [25]

ARTICLE IX GENERAL PROVISIONS[25]
9.1        Survival [25]
9.2        Amendment and Modification; Waiver [25]
9.3        Entire Agreement [25]

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9.4        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. [26]
9.5        Attorneys’ Fees [27]
9.6        Assignability; No Third Party Rights [27]
9.7        Notices [27]
9.8        Severability [28]
9.9        Headings [28]
9.10      Interpretation [28]
9.11      Counterparts [28]

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iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of September 4, 2014, by and among TWINLAB CONSOLIDATED HOLDINGS, INC., a Nevada corporation (“Parent”), TCC MERGER CO, a Delaware corporation and wholly-owned subsidiary of the Parent (“Merger Sub”), and Twinlab Consolidation Corporation, a Delaware corporation (the “Company”). Capitalized terms not otherwise defined in this Agreement shall have the respective meanings ascribed to them in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a tax-free merger of Merger Sub with and into the Company in a reorganization pursuant to Code Section 368(a)(1)(E) in accordance with, and subject to, the terms and conditions of this Agreement, the Certificate of Merger in the form attached hereto as Exhibit B (the “Certificate of Merger”) and the DGCL (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. The respective Boards of Directors of Parent, Merger Sub and the Company have each duly approved and declared advisable this Agreement, the Certificate of Merger, the Merger and the other Contemplated Transactions.

C. The Boards of Directors of Merger Sub and the Company have each (a) declared that it is in the best interests of their respective stockholders that they enter into this Agreement and consummate the Merger and the other Contemplated Transactions, and (b) resolved and agreed to recommend to their respective stockholders that they vote in favor of the approval and adoption of this Agreement and the Contemplated Transactions, including the Merger, on the terms and subject to the conditions of this Agreement.

D. Following the execution of this Agreement the Company will seek the approval and adoption of this Agreement and the other Contemplated Transactions, including the Merger, by the Company Stockholders (the “Company Stockholder Approval”).

E. Following the execution of this Agreement, Parent, as the sole shareholder of Merger Sub, will duly approve this Agreement, the Merger and the other Contemplated Transactions (the “Parent Consent”).

AGREEMENT

In consideration of the benefits to be derived from this Agreement and the Certificate of Merger and the representations, warranties, covenants, agreements and conditions set forth herein and in the Certificate of Merger, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE I

DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub with and into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent. The Company as the surviving corporation after the Merger is referred to as the “Surviving Company”.

1.2 Effects of the Merger.  The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. At the Effective Time, all the Company’s and Merger Sub’s property, rights, privileges, powers, and franchises will vest in the Surviving Company, and all debts, liabilities, and duties of the Company and Merger Sub will become the Surviving Company’s debts, liabilities, and duties.

1.3 Closing; Effective Time.  The consummation of the Merger (the “Closing”) shall take place at the law offices of Wilk Auslander LLP, legal counsel to the Company, on September 15, 2014. The date on which the Closing takes place is referred to as the “Closing Date.”  The Merger shall become effective on the Closing Date upon the filing by the Company of the Certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as may be designated jointly by Parent, Merger Sub and the Company and specified in the Certificate of Merger). The time when the Merger shall become effective is referred to herein as the “Effective Time”.

1.4 Certificate of Incorporation; Bylaws; Officers.   At the Effective Time:

(a) the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Company;

(b) the Bylaws of the Company shall be the Bylaws of the Surviving Company; and

(c) the directors and officers of the Surviving Company shall be those Persons identified on Schedule 1.4.

1.5 Conversion of Shares.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Stockholder:

(i) Company Shares:

(A) subject to Section 1.5(b), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive one (1) share of a share of Parent Common Stock (“Per Common Share Merger Consideration”); and

(B) Subject to Section 1.5(b), each share of Company Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive twenty-six million eight hundred seventy thousand one hundred thirty-two (26,870,132) shares of Parent Common Stock (“Per Preferred Share Merger Consideration”).

(ii) Merger Sub Shares:

Each share of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of the Surviving Company.

(b) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued.

1.6 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock and Company Preferred Stock being referred to collectively as the "Dissenting Shares" until such time as such holder fails to perfect or otherwise loses such holder's appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Per Common Share Merger Consideration and/or Per Preferred Share Merger Consideration, as the case may be, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder's right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock and Company Preferred Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Per Common Share Merger Consideration and/or Per Preferred Share Merger Consideration, as the case may be, in accordance with Section 1.5, without interest thereon, upon surrender of such Certificate formerly representing such share. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock and/or Company Preferred Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

1.7 Closing of the Company’s Transfer Books.  At the Effective Time: (a) all Company Shares outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Company Shares shall cease to have any rights as stockholders of the Company, except the right to receive the Per Common  Share Merger Consideration or the Per Preferred Share Merger Consideration, as the case may be, upon the surrender of such certificates in accordance with Section 1.9, and as otherwise provided herein or by law; and (b) the transfer books of the Company shall be closed with respect to all Company Shares outstanding immediately prior to the Effective Time. No further transfer of any such Company Shares shall be made on such stock transfer books after the Effective Time.

1.8 Further Assurances; Taking of Further Action.  Prior to the Effective Time, and subject to the terms and conditions set forth in this Agreement, the parties hereto shall take or cause to be taken all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as reasonably practicable, the Merger.  If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of Merger Sub and the Company, then the officers of the Surviving Company or the Parent (as applicable) are hereby fully authorized (in the name of Merger Sub, in the name of the Company and in the name of the Parent and otherwise) to take such action.

1.9 Exchange of Certificates.

(a) At least three (3) Business Days prior to the anticipated Effective Time, the Exchange Agent shall mail to each holder of record of Company Common Stock and Company Preferred Stock immediately prior to the Effective Time  (i) a letter of transmittal (the "Company Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Company certificates representing shares of the Company Common Stock  and Company Preferred Stock (the "Certificates") shall pass, only upon delivery of such Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the aggregate Per Common Share Merger Consideration and/or Per Preferred Share Merger Consideration, as the case may be, with respect to the shares of Company Common Stock or Company Preferred Stock, as the case may be, formerly represented thereby.

(b) Prior to or contemporaneously with the Effective Time, Parent shall cause to be deposited with the Stoecklein Law Group as the exchange agent (the "Exchange Agent") a certificate or certificates for  the aggregate number of shares of Parent Common Stock necessary for the Exchange Agent to deliver the aggregate Per Common Share Merger Consideration and Per Preferred Share Merger Consideration pursuant to Section 1.5 hereof to holders of Company Common Stock and/or Company Preferred Stock issued and outstanding immediately prior to the Effective Time who are to receive the Per Common Share Merger Consideration and/or Per Preferred Share Merger Consideration.

(c) Upon surrender to the Exchange Agent of Certificates, together with the Company Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and only upon such surrender, the holder of such Certificate shall be entitled to receive, in exchange therefor, and Parent shall promptly cause to be delivered by the Exchange Agent to such holder, a certificate or certificates for such number of shares of Parent Common Stock to which such holder is entitled. The Certificates surrendered pursuant to this Section 1.9(c) shall forthwith be cancelled.  If any Certificate shall have been lost, stolen, mislaid or destroyed, then upon receipt of an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed and a lost certificate indemnity, the Exchange Agent shall issue to such holder the Per Common Share Merger Consideration and/or Per Preferred Share Merger Consideration, as the case may be, into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted.

(d) The Per Common Share Merger Consideration and/or Per Preferred Share Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article 1 shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to the shares of Company Common Stock and Company Preferred Stock theretofore represented by such Certificates.

1.10 Treatment of Management Incentive Plan.  Any shares of Company Common Stock issued under the Twinlab Consolidation Corporation 2013 Stock Incentive Plan prior to the date of this Agreement which remain unvested as of the date of this Agreement will be subject to a revised vesting schedule which will provide for vesting ratably as determined by the Company Board.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Article 2 is subject to the exceptions and disclosures set forth in the section or subsection of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Article 2 in which such representation and warranty appears (or corresponding to any other Section or subsection in this Article 2 to which it is reasonably apparent that such exception or disclosure would relate) (references to “the Company” in the following representations and warranties include the Company’s subsidiaries unless the context requires otherwise):

2.1 Subsidiaries; Due Organization.

(a) Except as set forth in Section 2.1(a) of the Company Disclosure Schedule, the Company does not own any capital stock of, or any equity interest of any nature in, any Entity.

(b) The Company is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware and has all requisite corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) The Company is qualified to do business as a foreign corporation, and is in good standing, under the Legal Requirements of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect.

2.2 Authority; Binding Nature of Agreement.  The Company has the corporate power and authority to enter into and, to perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by the Company, including the consummation of the Merger, has been duly and validly authorized and recommended by the Board of Directors of the Company and no other corporate proceedings on the part of the Company or its subsidiaries are necessary to authorize this Agreement or to consummate the transactions contemplated hereby except the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, and the aforesaid approval of the holders of Company Shares, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.3 Capitalization.

(a) As of the date of this Agreement, all of the outstanding equity capital of the Company is owned by the Company stockholders set forth in Section 2.3 of the Company Disclosure Schedule (the “Company Stockholders”).  All of the outstanding Company Shares have been duly authorized and validly issued, are fully paid and non-assessable.  Except as set forth in Section 2.3(a) of the Company Disclosure Schedule, none of the outstanding Company Shares are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right or any right of first refusal in each case in favor of the Company.  Except as set forth in Section 2.3(a) of the Company Disclosure Schedule, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Shares.  Except as set forth in Section 2.3(a) of the Company Disclosure Schedule, the Company is not under any obligation, and is not bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Shares.

(b) Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, there are no outstanding (i) securities convertible into or exchangeable for Company Shares, options, warrants, calls or other rights to purchase or subscribe for Company Shares or (ii) Contracts of any kind to which the Company is subject or bound requiring the issuance after the date of this Agreement of (A) any Company Shares, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, warrants, calls or rights of the type referred to in clause (ii).

2.4 Financial Statements.  The Company has delivered to Parent copies of the unaudited financial statements, including balance sheets and income statements, of IdeaSphere, Inc. for the period from January 1, 2014 through June 30, 2014.

2.5 Limited Operations.  Prior to August 7, 2014, the Company conducted no business and had no operations.  On August 7, 2014, the Company completed the acquisition by merger of Idea Sphere, Inc., as a result of which the Company acquired Idea Sphere Inc. and its subsidiaries, including its two active subsidiaries Twinlab Corporation and ISI Brands Inc.  The Company is not aware that any of the representations and warranties made by Idea Sphere Inc. in the Idea Sphere Merger Agreement were incorrect in any material respect as of the date of the closing of the transactions contemplated by the Idea Sphere Merger Agreement, or that any of such representations and warranties is incorrect in any material respect as of the date hereof.  As of the date hereof, the Company’s business, assets and liabilities consist of cash on hand and the former businesses, assets and liabilities of Idea Sphere Inc. and it subsidiaries, Twinlab Corporation and ISI Brands Inc. acquired by the Company in the Idea Sphere Merger Agreement.

2.6 Title to Assets.  The Company or one of its subsidiaries owns, and has good and valid title to, all material assets purported to be owned by it and all other material assets reflected in the books and records of the Company and its subsidiaries as being owned by the Company and its subsidiaries.  All of said assets are owned by the Company and its subsidiaries free and clear of any Encumbrances, except as set forth in the Idea Sphere Merger Agreement.

2.7 Governmental Authorizations.  The Company holds all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted except where the failure to hold such Governmental Authorizations would not reasonably be expected to have or result in a Company Material Adverse Effect.  All such Governmental Authorizations are valid and in full force and effect. The Company has not received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

2.8 Employee and Labor Matters; Benefit Plans.

(a) All of the Company’s employees are employed on an “at will” basis. The Company is not a party to, nor has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and to the Knowledge of the Company, there are no labor organizations or works councils representing, purporting to represent or, seeking to represent any employees of the Company.

(b) Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

(c) There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made to any Company Associate, that, in connection with the Merger, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). The Company is not a party to, nor has any obligation under, any Contract to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(d) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties set forth in Section 2.8 are the sole and exclusive representations and warranties of the Company pertaining to employee and labor matters.

2.9 Insurance.  Section 2.9 of the Company Disclosure Schedule sets forth a true, correct and complete list of all insurance policies carried by the Company (the “Company Insurance Policies”), the amounts and types of insurance coverage available thereunder. The Company has made available to Parent true, complete and correct copies of all such Insurance Policies. All premiums payable under all such policies have been timely paid, and the Company Entities are in compliance with the terms of such Company Insurance Policies.

2.10 Legal Proceedings; Orders.  Except as set forth on Section 2.10 of the Company Disclosure Schedules, there is no pending Legal Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

2.11 Non-Contravention; Consents.  Assuming compliance with the applicable provisions of the DGCL, and except as disclosed on Section 2.11 of the Company Disclosure Schedule, neither (1) the execution and delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation or bylaws of the Company; or (ii) any resolution adopted by the Company Stockholders or the Company Board;

(b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned or used by the Company;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such material Company Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such material Company Contract; (iii) accelerate the maturity or performance of any such material Company Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such material Company Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by the Company (except for Encumbrances or minor Encumbrances that will not, in any individual case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company);

(f) result in the disclosure or delivery to any escrow holder or other Person of any material Company IP, or the transfer of any asset of the Company to any Person; or

(g) other than, in the case of clauses (b)-(f) above, any such contravention, conflict, violations, breaches and defaults, or rights of termination or cancellation of obligations, which would not, individually or in the aggregate, have or would be reasonably expected to have a Company Material Adverse Effect.

Except as may be required by the DGCL, the Company was, is or will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.12 Financial Advisor.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.13 No Additional Representations.

(a) NEITHER THE COMPANY NOR ANY AFFILIATE OF THE COMPANY NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE COMPANY OR ANY AFFILIATE OF THE COMPANY, INCLUDING ANY OF THE ASSETS, RIGHTS OR PROPERTIES OR LIABILITIES OF THE COMPANY OR SUCH AFFILIATE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 2 OF THIS AGREEMENT, AND EXCEPT AS SET FORTH EXPRESSLY IN THIS ARTICLE 2, THE CONDITION OF THE ASSETS, PROPERTIES AND RIGHTS OF THE COMPANY SHALL BE “AS IS,” “WHERE IS” and “WITH ALL FAULT.”

(b) THE COMPANY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY OR ANY OF ITS AFFILIATES OR ANY OF ITS OR ITS AFFILIATES’ RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 2, THE COMPANY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PARENT AND/OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PARENT AND/OR MERGER SUB BY ANY REPRESENTATIVE OF THE COMPANY OR ANY AFFILIATE OF THE COMPANY). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, THE COMPANY IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES TO PARENT AND/OR MERGER SUB REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE COMPANY AND/OR ANY AFFILIATE OF THE COMPANY.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Article 3 is subject to the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Article 3 in which such representation and warranty appears (or corresponding to any other Section or subsection in this Article 3 to which it is reasonably apparent that such exception or disclosure would relate):

3.1 Subsidiaries; Due Organization.

(a) Section 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization. Neither Parent nor any of the Subsidiaries identified in Section 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Section 3.1(a) of the Parent Disclosure Schedule. No Subsidiary of Parent has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Parent is a corporation duly organized, validly existing and in good standing (or equivalent status) under the Legal Requirements of the State of Nevada and has all requisite corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.  Merger Sub is a corporation duly organized, validly existing and in good standing (or equivalent status) under the Legal Requirements of the State of Delaware and has all requisite corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of Parent and Merger Sub is qualified to do business as a foreign corporation, and is in good standing, under the Legal Requirements of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Parent Material Adverse Effect.

3.2 Authority; Binding Nature of Agreement.  Parent and Merger Sub have the corporate right, power and authority to enter into and to perform their respective obligations under this Agreement.  The Parent Board and the Board of Directors of Merger Sub (at meetings duly called and held), have: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, Parent, Merger Sub and their respective stockholders; and (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by Parent and Merger Sub and unanimously approved the Merger. Parent as the sole stockholder of Merger Sub has authorized the execution, delivery and performance of this Agreement by Merger Sub and the consummation of the Merger.  This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 10,000,000 shares of Parent Preferred Stock, none of which shares are issued and outstanding and (ii) 100,000,000 shares of Parent Common Stock, of which 4,400,000 shares are issued and outstanding.  On August 28, 2014 Parent effectuated a 50 to1 forward split (the “Forward Split”) of its issued and unissued Parent Preferred Stock and Parent Common Stock, with a record date as of September 9, 2014.  Once the Forward Split is declared effective by FINRA, the authorized capital stock of Parent will consist of (i) 500,000,000 shares of Parent Preferred Stock, none of which shares are issued and outstanding and (ii) 5,000,000,000 shares of Parent Common Stock, of which 220,000,000 shares are issued and outstanding. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued, are fully paid and non-assessable.  Except as set forth on Section 3.3 of the Parent Disclosure Schedule, the outstanding shares of capital stock of Parent are not entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right or any right of first refusal in favor of Parent.  There is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of Parent.

(b) As of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Parent Entities to which any of the Parent Entities is party or by which it is bound; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Parent Entities; (iii) outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Parent Entities; or (iv) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(c) All outstanding shares of Parent Common Stock have been issued in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(d) All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, are fully paid and non-assessable and free of preemptive rights and are held by Parent.  All of the outstanding shares and all other securities of Merger Sub are owned beneficially and of record by Parent free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

3.4 SEC Filings; Financial Statements.

(a) Parent has delivered or made available (or made available on the SEC website) to the Company accurate and complete copies of all registration statements, proxy statements, Parent Certifications and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since December 27, 2013, including all amendments thereto (collectively, the “Parent SEC Documents”). Since December 27, 2013, all statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. Merger Sub is not required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and taking into account the requirements applicable to the respective Parent SEC Document, not misleading, except to the extent corrected: (A) in the case of Parent SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Parent SEC Document; and (B) in the case of Parent SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Parent SEC Document. The certifications and statements relating to the Parent SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Parent SEC Documents (collectively, the “Parent Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in this Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning Parent required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Parent maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended November 30, 2013, and such assessment concluded that such controls were effective. To the Knowledge of Parent, since December 27, 2013 until the date hereof, neither Parent nor Merger Sub nor Parent’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Parent; (B) any illegal act or fraud, whether or not material, that involves Parent’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries (if any) as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than Parent are required by GAAP to be included in the consolidated financial statements of Parent contained or incorporated by reference in the Parent SEC Documents.

(d) Parent’s auditor has at all times since engagement by Parent been, to the Knowledge of Parent: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. To the Knowledge of Parent, all non-audit services performed by Parent’s auditors for Parent that were required to be approved in accordance with Section 201 of the Sarbanes-Oxley Act were so approved.

(e) The Parent Common Stock is traded on the OTCPK under symbol TLCC and Parent is in compliance with all FINRA rules the failure with which to comply could adversely affect the continued ability to trade such shares on OTCPK.

3.5 Absence of Undisclosed Liabilities.  Parent does not have any material Liabilities, other than: (a) Liabilities that are fully reflected or reserved for in the Parent Latest Balance Sheet or not required to be reflected thereon pursuant to GAAP; (b) Liabilities that are set forth in Section 3.5 of the Parent Disclosure Schedule; (c) Liabilities incurred by Parent in the ordinary course of business after the date of the Parent Latest Balance Sheet and consistent with past practice and which, individually or in the aggregate, are not material; (d) Liabilities incurred in connection with the Contemplated Transactions; or (e) Liabilities for executory obligations to be performed after the Closing under the Parent Contracts described in Section 3.9 of the Parent Disclosure Schedule.

3.6 Absence of Changes.  Since the date of the Parent Latest Balance Sheet, Parent has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

(a) there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect; and

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Parent Entities (whether or not covered by insurance).

3.7 Assets.  Parent does not own, lease or license any real property or any personal property (whether tangible or intangible). Except as set forth in the Parent SEC Documents, Parent does not conduct (or has not conducted) any business or ongoing operations.

3.8 Loans.  Parent has not made any loans or advances to any Parent Associate.

3.9 Contracts and Commitments; No Default.  Except for the TechiT Agreement and the Luz Vazquez Loan Agreement, Parent is not a party to any Parent Contract.  True and complete copies of the Parent Contracts have been provided or made available to the Company for review.  Each Parent Contract is valid and enforceable by and against Parent in accordance with its terms, and is in full force and effect. Parent is not in material breach, violation or default, however defined, in the performance of any of its obligations under any Parent Contract, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such material breach, violation or default thereunder or thereof by Parent. To the Knowledge of Parent, neither (i) TechiT nor (ii) Luz Vasquez is in material breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a material breach, violation or default thereunder or thereof by TechiT or Luz Vasquez, as the case may be. TechiT has not provided notice to the Parent of any plans, intentions or actions that would have an adverse effect on the scope of services to be provided by or profitability of the Parent, or the availability of product or services being purchased by the Parent. Luz Vasquez has not provided notice to the Parent of any plans, intentions or actions that would have an adverse effect on the Parent’s ability to borrow funds under the Luz Vasquez Loan Agreement.

3.10 Compliance with Legal Requirements.  Parent is, and has at all times since October 24, 2013 been, in compliance in all material respects with all applicable Legal Requirements, including Legal Requirements relating to employment, privacy law matters, exportation of goods and services, environmental matters, securities law matters and Taxes. Except as set forth in any Parent Disclosure Schedule, since October 24, 2013 until the date hereof, Parent has not received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

3.11 Governmental Authorizations.  Parent holds all Governmental Authorizations necessary to be held by Parent, if any. All such Governmental Authorizations are valid and in full force and effect. Parent has not received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

3.12 Tax Matters.  Each of the Tax Returns required to be filed by or on behalf of Parent with any Governmental Body (the “Parent Returns”): (i) has not been filed on or before the applicable due date (including any extensions of such due date); and (ii) has not been prepared in all material respects in compliance with all applicable Legal Requirements (except as subsequently corrected by amended Tax Returns). All Taxes shown on the Parent Returns, including any amendments, to be due have not been timely paid. Parent is not the beneficiary of any extension of time within which to file any Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from Parent for any taxable period and no request for any such waiver or extension is currently pending.

3.13 Employee Matters; Benefit Plans.  Parent has no (a) employment or independent contractor agreements with any person; (b) Employees, except for Luz Vasquez; or (c) any employee benefit plans.

3.14 Insurance.  None of the Parent Entities carry any insurance coverage.

3.15 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and (to the Knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves Parent, or Merger Sub, any of the assets owned, leased or used by Parent; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b) To the Knowledge of Parent, no officer or other key employee of Parent is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or the proposed business of Parent and its Subsidiaries after giving effect to the Merger.

3.16 No Vote Required.  No vote of the holders of any class or series of Parent’s capital stock is necessary to approve the Merger and this Agreement.

3.17 Non-Contravention; Consents.  Assuming compliance with the applicable provisions of the NBCA and the DGCL, and except as disclosed on Section 3.17 of the Parent Disclosure Schedule, neither (1) the execution and delivery of this Agreement by Parent, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the articles of incorporation, bylaws or other charter or organizational documents of Parent; or (ii) any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of Parent; contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which Parent, or any of the assets owned or used by Parent, is subject;

(b) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or that otherwise relates to the business of Parent or to any of the assets owned or used by Parent;

(c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Parent Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Parent Contract; (iii) accelerate the maturity or performance of any such Parent Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Parent Contract;

(d) result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by Parent (except for Encumbrances that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Parent taken as a whole); or

(e) result in the disclosure or delivery to any Person or the transfer of any asset of any of the Parent to any Person, other than, in the case of clauses (b)-(d) above, any such contravention, conflict, violations, breaches and defaults, or rights of termination or cancellation of obligations, which would not, individually or in the aggregate, have or would be reasonably expected to have a Parent Material Adverse Effect.

Except as may be required by the NBCA, the DGCL, the Securities Act or the Exchange Act, Parent was, is or will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

3.18 Financial Advisor.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Parent Entities.

3.19 No Additional Representations.

(a) NONE OF PARENT, MERGER SUB OR ANY AFFILIATE OF PARENT NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO PARENT, MERGER SUB OR ANY AFFILIATE OF PARENT, INCLUDING ANY OF THE ASSETS, RIGHTS OR PROPERTIES OR LIABILITIES OF PARENT OR MERGER SUB, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3 OF THIS AGREEMENT, AND EXCEPT AS SET FORTH EXPRESSLY IN THIS ARTICLE 3, THE CONDITION OF THE ASSETS, PROPERTIES AND RIGHTS OF PARENT AND MERGER SUB SHALL BE “AS IS,” “WHERE IS” and “WITH ALL FAULTS.”

(b) PARENT AND MERGER SUB DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY PARENT, MERGER SUB OR ANY AFFILIATE OF PARENT OR ANY OF THEIR RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 3, PARENT AND MERGER SUB HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING OR OTHERWISE) TO THE COMPANY OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE COMPANY BY ANY REPRESENTATIVE OF PARENT, MERGER SUB OR ANY AFFILIATE OF PARENT). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARENT NOR MERGER SUB IS MAKING ANY REPRESENTATIONS OR WARRANTIES TO THE COMPANY REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF PARENT, MERGER SUB OR ANY AFFILIATE OF PARENT.

3.20 Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions, has no assets or Liabilities (other than obligations under this  Agreement) and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions. Parent has delivered to the Company true, complete and correct copies of the certificate of incorporation and bylaws of Merger Sub and any other agreement or contract of any kind to which Merger Sub is a party or by which it is bound (provided that to the extent such agreement or contract is “oral” a true and correct written summary of the same has been delivered).

3.21 Valid Issuance.  The Parent Common Stock to be issued in the Merger has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and non-assessable.

3.22 No Ownership of Company Shares.  As of the date hereof, none of Parent, Merger Sub or any of their respective Affiliates owns (directly or indirectly, beneficially or of record) any Company Shares, and none of Parent, Merger Sub or any of their respective Affiliates hold any rights to acquire or vote any Company Shares, except pursuant to this Agreement.

ARTICLE IV

CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation.  During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time or the termination of this Agreement in accordance with Article 8 (the “Pre-Closing Period”), subject to applicable Legal Requirements (including attorney-client privilege and work product doctrine) and the terms of any confidentiality restrictions under Contracts of a party as of the date hereof, upon reasonable notice the Company and Parent shall each, and shall cause each of their respective Subsidiaries to:  (a) provide the Representatives of the other party with reasonable access during normal business hours to its personnel, tax and accounting advisers and assets and, subject to applicable Legal Requirements, to all existing books, records, Tax Returns, and other documents and information relating to such Entity or any of its Subsidiaries, in each case as reasonably requested by Parent or the Company and in such manner as shall not unreasonably interfere with the business or operations of the party providing such access, as the case may be; and (b) provide the Representatives of the other party with such copies of the existing books, records, Tax Returns, and other documents and information relating to such Entity and its Subsidiaries as reasonably requested by Parent or the Company, as the case may be, subject to applicable Legal Requirements.  Without limiting the generality of any of the foregoing, during the Pre-Closing Period, subject to applicable Legal Requirements, the Company and Parent shall each promptly provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of the Company, Parent or Merger Sub in connection with the Merger or any of the other Contemplated Transactions.

ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES

5.1 Exemption from Registration.  Prior to the Effective Time, Parent shall obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will (to the extent required) be exempt from registration or qualification under the Securities Act and the state securities laws of every state of the United States in which any registered holder of Company Shares has an address of record; provided, however, that Parent shall not be required to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified. The Company shall promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested by Parent to obtain such exemptions.

5.2 Regulatory Approvals and Related Matters.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.2), each of the parties hereto shall, and shall cause their Subsidiaries to, use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Contemplated Transactions, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or non-actions from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Body, (ii) the obtaining of all necessary consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the Contemplated Transactions. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. The Company and Parent shall, subject to applicable Legal Requirements, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Body regarding any of the Contemplated Transactions. If the Company or Parent receives a request for additional information or documentary material from any Governmental Body with respect to the Contemplated Transactions, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by Legal Requirements and by any applicable Governmental Body, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Body in respect of any filing made thereto in connection with the Contemplated Transactions.

(b) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Body or private party challenging the Merger or the Contemplated Transactions, or any other agreement contemplated hereby, each of the parties shall cooperate in all respects and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.

5.3 Disclosure.  Parent and the Company have agreed to the text of the joint press release announcing the signing of this Agreement and Parent has prepared or will prepare a Current Report on Form 8-K reporting this Agreement, the text of such Current Report on Form 8-K to be subject to review and prior written consent by the Company. Parent and the Company shall consult with each other before issuing any further press release or otherwise making any public statement, and shall not issue any such press release or make any such public statement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party).

5.4 Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Company to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

5.5 Resignation of Directors and Officers.  Parent shall obtain and deliver to the Company at or prior to the Effective Time, the resignation of each member of the Parent Board, to be effective immediately upon appointment of such director’s successor following the Effective Time, and of each officer of Parent.

5.6 Appointment of Directors and Officers of Parent and Surviving Company.  The parties shall take all actions necessary to ensure that, effective immediately following the Effective Time, the directors of the Parent, directors of the Surviving Company, and the officers of Parent and the Surviving Company shall consist of the Persons identified on Schedule 1.4 (in each case, unless otherwise agreed between the parties in writing prior to the Effective Time), and obtain acceptances of such appointments, each to hold office from and after the Effective Time until the earliest of appointment of his or her respective successor, resignation or proper removal.

5.7 Section 16 Matters.  Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no action letters issued by the SEC) to cause any acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. The parties will cooperate in good faith in connection with the subject matter of this Section 5.7.

5.8 Internal Controls.  If, during the Pre-Closing Period, the Company or the Company’s auditors identify any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of the Company’s internal control over financial reporting, then the Company shall promptly notify Parent thereof and use its commercially reasonable efforts during the Pre-Closing Period to rectify such material weakness or series of control deficiencies, as the case may be. If, during the Pre-Closing Period, Parent or Parent’s auditors identify any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of Parent’s internal control over financial reporting, then Parent shall promptly notify the Company thereof and use its commercially reasonable efforts during the Pre-Closing Period to rectify such material weakness or series of control deficiencies, as the case may be.

5.9 Takeover Statutes.  If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Legal Requirement becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other of the Contemplated Transactions, then each of the Company, Parent, Merger Sub, and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover law inapplicable to the foregoing.

5.10 Supplement to Disclosure Schedules.  Each party (for purposes of this Section 5.10, the “Disclosing Party”) shall promptly notify the other party in writing of any fact or circumstance that would cause any of the Disclosing Party’s representations, warranties or covenants in this Agreement or any Schedule hereto, to be untrue or incomplete in any respect, or would cause the Disclosing Party to be unable to deliver the certificate required under Section 6.4 or Section 7.3, as applicable, and the Disclosing Party shall promptly deliver to the other party an updated version of any applicable Section of the Disclosing Party’s Disclosure Schedule or add a new Schedule to this Agreement to which such fact or circumstance relates (the “Updated Disclosure Schedule”). The delivery by the Disclosing Party of an Updated Disclosure Schedule shall not prejudice any rights of any other party hereunder prior to the Closing, including the right to claim that the representations and warranties of the Disclosing Party, when made as of the date hereof, were inaccurate or false in any material respect and to exercise any right to terminate this Agreement with respect to any inaccuracy of the Disclosing Party’s representations and warranties as of the date hereof or as of any date after the date hereof. If the other party consummates the Merger following delivery of an Updated Disclosure Schedule, such Updated Disclosure Schedule shall be deemed to qualify the representations and warranties made as of the Effective Time by the Disclosing Party and replace for such purpose, in whole or in part, as the case may be, the applicable Section(s) of the Disclosing Party’s Disclosure Schedule delivered hereunder for such purpose.

5.11 Registration Rights Agreement.  On or promptly after the Effective Time, Parent will assume the obligation to grant registration rights provided for by the Securities Purchase Agreement between the Company and Health KP LLC, and the Securities Purchase Agreement between the Company and 2014 Huntington Holdings, LLC, each dated as of August 1, 2014.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS

OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.  Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date.

6.2 Performance of Covenants.  The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Investor Documents.  Parent shall have received from each Company Stockholder an executed stockholder questionnaire and representation letter in a form reasonably acceptable to Parent (i) attesting to whether such Company Stockholder: (A) is an “accredited investor” as defined in Regulation D of the Securities Act and (B) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of receiving any Parent Common Stock in the Contemplated Transactions and (ii) is acquiring the shares of Parent Common Stock for investment purposes only and without an intent to distribute such shares.

6.4 Documents.  Parent and Merger Sub shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2 and 6.5 have been duly satisfied.

6.5 No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances then in existence, would reasonably be expected to have or result in a Company Material Adverse Effect.

6.6 No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.7 Legal Actions.  There shall exist no legal action by one or more Company Stockholders that has resulted or is reasonably likely to result in the issuance of any temporary or permanent injunction binding on Parent, Merger Sub or the Company.

6.8 Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations.  Each of the representations and warranties of Parent and Merger Sub shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date.

7.2 Performance of Covenants.  The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Documents.  The Company shall have received a certificate executed by an executive officer of Parent confirming that the conditions set forth in Sections 7.1, 7.2 and 7.4 have been duly satisfied.

7.4 No Parent Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect, which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, then in existence would reasonably be expected to have or result in a Parent Material Adverse Effect.

7.5 No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.6 Derivative Actions.  There shall exist no legal action by one or more stockholders of Parent that has resulted or is reasonably likely to result in the issuance of any temporary or permanent injunction binding on Parent, Merger Sub or the Company.

7.7 Resignation and Appointment of Directors and Officers.  Parent shall have delivered to the Company (a) resignation letters of all officers and directors of Parent, to be effective as of the Effective Time (or in the case of a director, upon appointment of his or her successor), and (b) certified resolutions of the Boards of Directors of Parent (i) causing the whole Board of Directors of Parent to consist of one (1) director as of the Effective Time, (ii) appointing to the Board of Directors of Parent such individuals as necessary to cause the Board of Directors of Parent as of the Effective Time to conform with the requirements of Schedule 1.4, and (iii) appointing as officers of Parent such individuals as necessary to cause the officers of Parent as of the Effective Time to conform with the requirements of Schedule 1.4. Parent shall also deliver resolutions, in its capacity as the sole stockholder of the Surviving Company as of the Effective Time, appointing persons to the Board of Directors of the Surviving Company, and resolutions of such Board of Directors appointing those persons identified in Section 1.4(b) to serve as officers of the Surviving Company.

7.8 Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

ARTICLE VIII

TERMINATION

8.1 Termination.  This Agreement may be terminated prior to the Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by October 1, 2014 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Subsection (b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 6.1 would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 6.1 would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however , that, for purposes of clauses (i) and (ii) above, if an inaccuracy in any of the Company’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by the Company is curable by the Company by the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section (d) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach;

(e) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1 would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1 would not be satisfied; or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, for purposes of clauses (i) and (ii) above, if an inaccuracy in any of Parent’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this paragraph (e) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach.

8.2 Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, subject to the payment of fees to the extent required by Section 8.3 below, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2 and Article 9 shall survive the termination of this Agreement and shall remain in full force and effect and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful and intentional breach of this Agreement or fraud.

8.3 Termination Fee; Expenses.  Except as set forth in Section 9.5, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival.  All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing shall, solely to the extent such covenants and agreements are to be performed, or prohibit actions, subsequent to the Closing, survive the Closing in accordance with their terms. All other covenants and agreements contained herein, and all representations and warranties contained herein or in any certificated deliveries hereunder, shall not survive the Closing and shall thereupon terminate, including any actions for damages in respect of any breach thereof.

9.2 Amendment and Modification; Waiver.  This Agreement may not be amended or supplemented except in a writing signed by each party hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.3 Entire Agreement.  This Agreement and the other agreements, exhibits and disclosure schedules referred to herein (“Other Documents”), constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in Other Documents (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

9.4 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE STATE OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.4(c).

9.5 Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.6 Assignability; No Third Party Rights.  Unless otherwise set forth herein, this Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except after the Effective Time, with respect to the payment of consideration to holders of Company Shares pursuant to Article 1 hereof.

9.7 Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent (if such date is a business day at the recipient’s address, otherwise on the next business day at the recipient’s address) by facsimile or e-mail of a PDF document (with confirmation of receipt by recipient); in each case a party’s refusal or willful avoidance of delivery shall be deemed to constitute delivery.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.7):

if to Parent or Merger Sub:

Twinlab Consolidated Holdings, Inc.
1455 Kettner Blvd., #305
San Diego, CA 92101
Attention:  Luz Vazquez
Facsimile: (619) 704-1325

with a copy (which shall not constitute notice) to:

Stoecklein Law Group, LLP
401 West A Street, Ste. 1150
San Diego, CA 92101
Attention:  Donald Stoecklein, Esq.
Facsimile: (619) 704-1325

if to the Company:

Twinlab Consolidation Corporation
632 Broadway, Suite 201
New York, NY 10012
Attention: Richard H. Neuwirth, General Counsel
Facsimile: (212) 505-5413

with a copy (which shall not constitute notice) to:

Wilk Auslander LLP
1515 Broadway, 43rd Floor
New York, NY 10036
Attention:  Stephen A. Albert, Esq.
Facsimile: (212) 752-6380

9.8 Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.9 Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.10 Interpretation.  For purposes of this Agreement, (a) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein:  (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and incudes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

9.11 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

* * * * * * *

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first above written.

TWINLAB CONSOLIDATED HOLDINGS, INC.

By: /s/ Luz Vazquez
Name: Luz Vazquez
Title: President

TCC MERGER CO

By:/s/ Luz Vazquez
Name: Luz Vazquez
Title: President

TWINLAB CONSOLIDATION CORPORATION

By:/s/ Thomas A. Tolworthy
Name: Thomas A. Tolworthy
Title: President and CEO

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director, manager or statutory auditor of or to the Company or any Company Affiliate.

“Company Board” shall mean the Company’s Board of Directors.

“Company Common Stock” shall mean the common stock of the Company, par value $0.0001.

“Company Contract” shall mean any Contract: (a) to which the Company is a party; (b) by which the Company is bound or under which the Company has any express obligation; or (c) under which the Company has any express right.

“Company Disclosure Schedule” shall mean the Company Disclosure Schedule that the Company has prepared in accordance with the requirements of the Agreement and delivered to Parent on the date of the Agreement.

“Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) the Company; and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of the Company or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit.

“Company Employee Plan” shall mean each plan, program, policy, practice (of the type that might result in monetary implications to the Company) or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is maintained or contributed to, or required to be maintained or contributed to, by the Company or any Company Affiliate for the benefit of any Company Associate; or (b) with respect to which the Company or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

“Company IP” shall mean: (a) all Intellectual Property Rights in or to the Company Products; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which the Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition or results of operations of the Company taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) conditions generally affecting the industries in which the Company participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Company, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Company, taken as a whole, as compared to other industry participants; (iii) changes in GAAP (or any interpretations of GAAP) applicable to the Company or any of its Subsidiaries; (iv) the taking of any action expressly required to be taken pursuant to this Agreement or the taking of any action requested by Parent to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request; or (v) changes in applicable Legal Requirements after the date hereof; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions.

“Company Preferred Stock” shall mean the Series A Redeemable Preferred Stock of the Company, par value $0.0001.

“Company Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of the Company; or (b) currently under development by or for the Company (whether or not in collaboration with another Person).

“Company Shares” shall mean the issued and outstanding shares of the Company.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement and the Certificate of Merger.

“Contract” shall mean any agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking, written or oral.

“DGCL” shall mean the Delaware General Corporation Law.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization.

“Idea Sphere Merger Agreement” shall mean that certain Agreement and Plan of Merger by and among Twinlab Consolidation Corporation, TCC Merger Company, Inc. and Idea Sphere Inc., dated August 7, 2014.

“Intellectual Property” shall mean algorithms, apparatuses, databases, data sets, data collections, diagrams, formulae, inventions (whether or not patentable), trade secrets and all other proprietary or confidential information (including customer lists, marketing and other business strategies, plans and projections, forms and types of financial, business, scientific, technical, economic or engineering information and ideas), know-how, logos, marks (including trademarks, service marks, corporate names, business names, trade dress, designs, emblems, tag lines, signs, insignia, brand names, product names, logos, and slogans, and other similar designations of source), methods, patents and patent applications (including provisional, divisionals, continuations, continuations in part, reissues, extensions, substitutions and reexaminations), processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, Internet domain names, web sites, copyrightable works and works of authorship, copyrights (whether or not registered), moral rights, rights of attribution and integrity, rights of publicity and privacy and rights to personal information, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” shall mean all existing and future rights of the following types in Intellectual Property, which may exist or be created under the Legal Requirements of any jurisdiction in the world, including: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above; and (g) rights to any existing causes of action, suits or proceedings related to the foregoing, the right to bring any such cause of action, suit or proceeding and all rights to receive compensation for the past, present, and future misuse, misappropriation or infringement of any proprietary rights in Intellectual Property.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” of a party shall mean the actual or constructive knowledge of an executive officer (as such term is defined under the rules promulgated by the SEC) of such party.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, and the provisions of the current organizational documents and internal rules of the applicable Entity.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Luz Vazquez Loan Agreement” shall mean the Revolving Grid Note, dated November 27, 2013, made by Parent in favor of Luz Vazquez.

“Luz Vazquez Repurchase Agreement” shall mean that certain Termination and Buy-Back Agreement, dated as of September 4, 2014, by and between Luz Vazquez and Twinlab Consolidated Holdings, Inc. (f/k/a Mirror Me, Inc.).

“NBCA” shall mean the Nevada Business Corporation Act.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, applicable to a party to the Agreement.

“Parent Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to any of the Parent Entities or any Affiliate of Parent.

“Parent Board” shall mean Parent’s Board of Directors.

“Parent Common Stock” shall mean the common stock, $0.0001 par value per share, of Parent.

“Parent Contract” shall mean any Contract: (a) to which any of the Parent Entities is a party; (b) by which any of the Parent Entities or any asset of any of the Parent Entities is bound or under which any of the Parent Entities has any express obligation; or (c) under which any of the Parent Entities has any express right.

“Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule that Parent prepared in accordance with the requirements of the Agreement and delivered to the Company on the date of the Agreement.

“Parent Entities” shall mean: (a) Parent; and (b) each of Parent’s Subsidiaries.

“Parent Latest Balance Sheet” shall mean the latest consolidated balance sheet of Parent and its consolidated Subsidiaries included in the Parent SEC Documents.

“Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (i) conditions generally affecting the industries in which Parent participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Parent Entities, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Parent Entities, taken as a whole, as compared to other industry participants; (iii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iv) or (v) of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to Parent or any of its Subsidiaries; or (v) changes in applicable Legal Requirements after the date hereof; or (b) the ability of Parent to consummate the Merger or any of the other Contemplated Transactions.

“Parent Preferred Stock” shall mean the preferred stock, $0.001 par value per share, of Parent.

“Person” shall mean any individual, Entity or Governmental Body.

“Representatives” shall mean directors, officers, employees, agents, attorneys, accountants, investment bankers, other advisors and representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” of a Person means an Entity in which such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body; or (b) at least 25% of the outstanding equity, voting or financial interests in such Entity.

“Tax” or “Taxes” shall mean (a) any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), whether disputed or not, imposed, assessed or collected by or under the authority of any Governmental Body; (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, claim for review or other document or information, any schedule or attachment thereto, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“TechiT” means TechiT Marketing Group, Inc.

“TechiT Agreement” means that certain Consulting Agreement by and between Parent and TechiT, dated November 4, 2013.

A-

EXHIBIT B

CERTIFICATE OF MERGER
OF
TCC MERGER CO
AND
TWINLAB CONSOLIDATION CORPORATION

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation executed the following Certificate of Merger relating to the merger of TCC MERGER CO, a Delaware corporation, with and into Twinlab Consolidation Corporation, a Delaware corporation.

FIRST: The name and state of each of the constituent corporations that is a party to the merger are as follows:

(i)	TCC MERGER CO, a Delaware corporation; and

(ii)	Twinlab Consolidation Corporation, a Delaware corporation.

SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the provisions of subsection (c) of Section 251 and Section 228 of the DGCL.

THIRD: The name of the surviving corporation in the merger is Twinlab Consolidation Corporation (the “Surviving Corporation”), which will continue its existence as such surviving corporation under its present name upon the effective date of said merger pursuant to the provisions of the DGCL.

FOURTH: The Certificate of Incorporation of the Surviving Corporation, as in effect immediately prior to the effective time of the merger, shall be amended at such effective time so as to read in its entirety in the form of the certificate of incorporation attached hereto as Exhibit A, and, as so amended, such certificate of incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

FIFTH: The merger shall be effective at such time as it is filed with the Secretary of State of the State of Delaware in accordance with the provisions of Section 103 and 251(c) of the DGCL.

SIXTH: The Agreement and Plan of Merger between the aforesaid constituent corporations is on file at: Twinlab Consolidation Corporation, 632 Broadway, Suite 201, New York, NY 10012, a place of business of the Surviving Corporation.

SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation on request, and without cost, to any stockholder of each of the constituent corporations.
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IN WITNESS WHEREOF, Twinlab Consolidation Corporation has caused this Certificate of Merger to be signed by an authorized officer, this _____ day of September, 2014.

TWINLAB CONSOLIDATION CORPORATION

By: ________________________________
Name: Thomas A. Tolworthy
Title: President and Chief Executive Officer

[Certificate of Merger]

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TWINLAB CONSOLIDATION CORPORATION

It is hereby certified that:

1. Name.  The name of the corporation is Twinlab Consolidation Corporation (the “Corporation”).

2. Address; Registered Office and Agent.  The address of the Corporation’s registered office is 615 South DuPont Highway, City of Dover, County of Kent. State of Delaware 19801; and the name of its registered agent at such address is National Corporate Research Ltd.

3. Purpose.  The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

4. Number of Shares.  The total number of shares of stock that the Corporation shall have authority to issue is One Hundred (100) shares, all of which shall be designated Common Stock with the par value of $0.001 per share.

5. Duration. The Corporation is to have perpetual existence.

6. Election of Directors.  Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

7. Limitation of Liability.  To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be held personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Any amendment or repeal of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

8. Adoption, Amendment or Repeal of Bylaws.  The board of directors is authorized to adopt, amend or repeal the Bylaws of the Corporation.

9. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

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